Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

December 7, 2009

AEROCENTURY CORP.

ADOPTS STOCKHOLDER RIGHTS AGREEMENT

Burlingame, California — AeroCentury Corp. (NYSE Amex: ACY) today announced that its Board of Directors has adopted a Rights Agreement under which its stockholders will receive a dividend in the form of preferred stock purchase rights.

The rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of December 18, 2009. Each right will allow the holder to purchase one one-hundredth of a share (a unit) of Series A Preferred Stock at an initial purchase price of $97.00 under circumstances described in the Rights Agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business December 1, 2019 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of AeroCentury, including the right to vote or to receive dividends.

“The Rights Agreement is designed to assure that AeroCentury’s stockholders receive equal treatment in the event of any proposed takeover of AeroCentury, and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of AeroCentury that could impair the Board’s ability to represent stockholder’s interests fully,” said Neal D. Crispin, Chairman of the Board and President/ Chief Executive Officer.

“The Board believes the Rights Agreement is a sound and reasonable method for safeguarding stockholders’ interests,” Mr. Crispin added. “It is not intended to prevent an acquisition of the Company on terms that are favorable, fair and in the best interests of all AeroCentury stockholders, but rather to encourage any person seeking to acquire AeroCentury to negotiate with the Board and to give the Board sufficient time to study and respond to any unsolicited attempts to acquire AeroCentury.”

The Rights Agreement was adopted as a general planning measure and not in response to any specific attempt to acquire control of AeroCentury.

The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15% or more of the outstanding common stock, subject to prior redemption or exchange. Once a person or group acquires beneficial ownership of 15% or more of the outstanding common stock, subject to the terms and conditions of the Rights Agreement, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A Preferred Stock or, at the option of AeroCentury, shares of common stock or cash, property or other securities of AeroCentury having a market value equal to twice the then-current purchase price. The Rights Agreement is available on the website of the Securities and Exchange Commission, or a copy of the Rights Agreement will be furnished by AeroCentury, on request and without cost, to any stockholder of AeroCentury.

Safe Harbor:

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements regarding AeroCentury’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the AeroCentury’s belief that the Rights Agreement is a sound and reasonable method for safeguarding stockholders’ interests. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are general economic and market conditions, changes in AeroCentury’s stock price, liquidity needs or market fluctuations. Additional factors that could cause actual results to differ are discussed in the AeroCentury’s Form 10-Q for the fiscal quarter ended September 30, 2009 and in its other periodic reports on file with the Securities and Exchange Commission. All forward-looking statements in this release are made as of the date hereof and AeroCentury assumes no obligation to update any forward-looking statement.

About AeroCentury:

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

Contacts:

AeroCentury Corp.	Neal D. Crispin, Chairman of the Board, Chief Executive Officer and President (650) 340-1888